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[MERRILL LYNCH LOGO]                            4 World Financial Center
                                                New York, New York 10080
                                                (866) 276-1462 (call toll free)

                           Offer to Purchase for Cash
                           All Outstanding Shares of
                 Class A Common Stock and Class B Common Stock
                                       of
                              NCS HEALTHCARE, INC.
                                       at
                              $3.50 NET PER SHARE
                                       by
                             NCS ACQUISITION CORP.,
                          a wholly-owned subsidiary of
                                 OMNICARE, INC.

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    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON THURSDAY, SEPTEMBER 5, 2002, UNLESS THE OFFER IS EXTENDED.
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                                                                  August 8, 2002

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been engaged by NCS Acquisition Corp., a Delaware corporation ('Purchaser') and a wholly-owned subsidiary of Omnicare, Inc., a Delaware corporation ('Omnicare'), to act as Dealer Manager in connection with the offer being made by Omnicare, through Purchaser, to purchase all of the issued and outstanding shares of class A common stock, par value $0.01 per share ('Class A Common Stock'), of NCS HealthCare, Inc., a Delaware corporation (the 'Company'), and all of the issued and outstanding shares of class B common stock, par value $0.01 per share ('Class B Common Stock' and, together with Class A Common Stock, the 'Shares'), of the Company, at a price of $3.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated August 8, 2002 (the 'Offer to Purchase'), and the related Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the 'Offer').

    The Offer is conditioned upon, among other things, the following:

   (i) There being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) of the Offer that number of Shares representing, together with the Shares owned by Omnicare, at least a majority of the total voting power of all the outstanding securities of the Company entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis after consummation of the Offer.

   (ii) The Agreement and Plan of Merger, dated as of July 28, 2002, by and among Genesis Health Ventures, Inc. ('Genesis'), Geneva Sub, Inc. and the Company (as may be amended, the 'Genesis Agreement') having been terminated on such terms as may be satisfactory to Omnicare.

   (iii) The Voting Agreement by and among Jon H. Outcalt, the Company and Genesis and the Voting Agreement by and among Kevin B. Shaw, the Company and Genesis, each dated as of



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          July 28, 2002, as each may be amended, having been terminated on such terms as may be satisfactory to Omnicare.

   (iv) The provisions of Section 203 of the Delaware General Corporation Law not applying to or otherwise restricting the Offer and the Proposed Merger (as defined in the Offer to Purchase) or any subsequent business combination involving the Company and Omnicare.

   (v) Any waiting periods under applicable antitrust laws having expired or terminated.

   (vi)   The Company's stockholders not having approved the Genesis Agreement.

   (vii) The Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Omnicare's ability to acquire the Company or otherwise diminishing the expected economic value to Omnicare of the acquisition of the Company.

   (viii) The provisions of Article VI of the Company's Amended and Restated Certificate of Incorporation being inapplicable to the Offer and the Proposed Merger.

   (ix) The termination fee provision in the Genesis Agreement having been invalidated or the obligation to pay any amounts pursuant to such provision having been terminated, without any termination fee, or any portion thereof, having been paid by the Company or any of its affiliates pursuant to the Genesis Agreement.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1. Offer to Purchase;

        2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding);

        3. Notice of Guaranteed Delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to The Bank of New York (the 'Depositary') by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

        4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

        5. Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 5, 2002, UNLESS THE OFFER IS EXTENDED.

    Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

    In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in

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connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, on Thursday, September 5, 2002.

    Questions or requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent, or the undersigned at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase. You can also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent.

                                        Very truly yours,

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                    INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF PURCHASER, OMNICARE, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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